Exhibit 2.4

STOCK PURCHASE AGREEMENT

by and among

STRYKER CORPORATION,

STRYKER IMAGING CORPORATION

and

MERGE HEALTHCARE INCORPORATED

Dated as of July 2, 2010

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINED TERMS

1.1	Definitions	1
1.2	List of Defined Terms.	6

ARTICLE II
PURCHASE AND SALE OF THE COMMON STOCK; CLOSING AND MANNER OF PAYMENT

2.1	Agreement to Purchase and Sell the Common Stock	7
2.2	Closing Payments	7
2.3	Manner of Delivery of the Common Stock	7

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Seller	7
3.2	Representations and Warranties of the Company	9
3.3	Representations and Warranties of the Purchaser	13

ARTICLE IV
COVENANTS OF THE COMPANY

4.1	Conduct of Business	15
4.2	Access and Information	17
4.3	Third Party Consents	17
4.5	Termination of Agreements	17
4.6	Bank Accounts	18

ARTICLE V
COVENANTS OF THE PURCHASER

5.1	Notification of Certain Matters	18
5.2	Employee Matters.	19
5.3	Access to Information	19
5.4	Indemnification of Officers, Directors, Employees and Agents.	20
5.5	WARN Act	20
5.6	Customer Satisfaction	21

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ARTICLE VI
MUTUAL COVENANTS

6.1	Governmental Consents	21
6.2	Investigation and Agreement by the Purchaser; No Other Representations or Warranties.	21
6.3	Waiver	22
6.4	Tax Matters.	22

ARTICLE VII
CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation	23
7.2	Conditions to Obligation of the Purchaser	24
7.3	Conditions to Obligations of the Seller and the Company	24

ARTICLE VIII
CLOSING

8.1	Closing	25
8.2	Actions to Occur at Closing.	25
8.3	Waiver of Breaches	26

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1	Termination	26
9.2	Effect of Termination.	27
9.3	Return of Confidential Information	28

ARTICLE X
GENERAL PROVISIONS

10.1	Non-Survival of Representations, Warranties and Agreement	29
10.2	Reasonable Efforts; Further Assurances.	29
10.3	Amendment and Modification	32
10.4	Waiver of Compliance	32
10.5	Severability	32
10.6	Expenses and Obligations	33
10.7	Parties in Interest	33
10.8	Notices	33
10.9	Counterparts	34
10.10	Time	34
10.11	Entire Agreement	34
10.12	Public Announcements	34
10.13	Assignment	35
10.14	Rules of Construction.	35
10.15	Affiliate Liability	36

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10.16	Governing Law	36
10.17	WAIVER OF JURY TRIAL	36
10.18	Consent to Jurisdiction; Venue.	37

EXHIBITS
Exhibit A	Intellectual Property Licensing Agreement
Exhibit B	Transition Services Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 2, 2010, is made by and among Stryker Corporation, a Michigan corporation (the “Seller”), Stryker Imaging Corporation, a Delaware corporation (the “Company”), and Merge Healthcare Incorporated, a Delaware corporation (the “Purchaser”).

PRELIMINARY STATEMENTS

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the parties desire to enter into this Agreement, pursuant to which the Seller shall sell, and the Purchaser shall purchase, all of the outstanding Common Stock of the Company, for the consideration and on the terms set forth in this Agreement;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby; and

WHEREAS, the Boards of Directors of the Seller, the Company and the Purchaser have each approved and adopted this Agreement and the other transactions contemplated hereby.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINED TERMS

1.1 Definitions.  The following terms shall have the following meanings in this Agreement:

“Advisory Agreement” means the Letter Agreement dated August 11, 2009 by and between the Seller and Seven Hills Partners LLC.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company or the Purchaser and its Subsidiaries, as appropriate, as may be in effect on the date of this Agreement.

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“Business Day” means any day other than 1) a Saturday, Sunday or federal holiday or 2) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Claims”  means claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, audits or other Tax proceedings, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including reasonable fees of legal counsel.

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Disclosure Schedule” means, collectively, that certain disclosure letter of even date with this Agreement from the Company to the Purchaser delivered concurrently with the execution and delivery of this Agreement and any Disclosure Supplements delivered by the Company to the Purchaser from time to time after the date of this Agreement.

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals acting on behalf of the Company or its Affiliates in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, payments and fees arising under the Advisory Agreement.

“Confidentiality Agreement” means, collectively, the Confidentiality Agreement, dated as of March 29, 2010, by and between the Company and the Purchaser, and the Confidentiality Agreement, dated as of April 28, 2010, by and between the Company and the Purchaser.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Disclosure Schedules” means the Seller Disclosure Schedule, the Company Disclosure Schedule and the Purchaser Disclosure Schedule, collectively.

 “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan sponsored, maintained or contributed to by the Company or any ERISA Affiliate providing benefits to any present or former employee or contractor of the Company or any ERISA Affiliate or with respect to which the Company has or may reasonably be expected to have a material liability.

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Stock Purchase Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b) or 414(c) of the Code.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Intellectual Property”  means any intellectual property and all rights therein and thereto owned by the Company, including without limitation (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all works of authorship and other copyrightable works, including all software, databases, and similar products, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (f) all copies and tangible embodiments thereof (in whatever form or medium);

“Intellectual Property License Agreement” means the Intellectual Property License Agreement, to be entered into between the Seller and the Company on the Closing Date, in substantially the form attached as Exhibit A.

“Knowledge” means 3) with respect to the Company, the actual knowledge of the following individuals:  Spencer Stiles, General Manager, Eric Elam, former Controller, Leif Nilsen, Controller,  Craig Irvine, Manager of Research and Development, Walker Lambiotte, Director of Sales 4) with respect to the Seller, the actual knowledge of the following individual:  William Enquist, President – Global Endoscopy, and 5) with respect to the Purchaser, the actual knowledge of the following individuals: Jim Farrell, former Senior Vice President of Corporate Operations and Paul Budak, current Vice President of Corporate Operations.

 “Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

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Stock Purchase Agreement

“Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the business, financial condition or results of operations of the Company or on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to 6) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company operates; 7) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; 8) the disclosure of the fact that the Purchaser is the prospective acquirer of the Company; 9) the announcement or pendency of the transactions contemplated by this Agreement or any other Transaction Document; 10) the announcement of the Seller’s intention to review the possibility of selling the Company; 11) any change in accounting requirements or principles imposed upon the Company or its respective businesses by a Governmental Authority or any change in Applicable Laws or GAAP, or the interpretations thereof; 12) actions taken by the Purchaser or any of its Affiliates; 13) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document; or 14) any matter disclosed in the Company Disclosure Schedule.

“Material Contract” means:

(a)           each contract or agreement that is executory in whole or in part and that involves expenditures or receipts of the Company for goods or services of an amount in excess of $50,000 after the date of this Agreement, excluding any contracts or agreements with customers;

(b)           the twenty customer contracts or agreements that are executory in whole or in part and that involve the largest dollar amount contracted for by the Company’s customers in the 12 month period preceding May 31, 2010;

(c)           the twenty customer contracts or agreements that are executory in whole or in part which will account for the largest open order dollar amount committed to the Company over the 12 month period commencing as of May 31, 2010;

(d)           each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other contract or agreement, in each case, affecting the ownership of, leasing of, title to or use of any Leased Real Property;

(e)           each joint venture, partnership or any other material contract or agreement involving a material sharing of profits, losses, costs or liabilities by the Company with any other Person;

(f)           each contract or agreement containing covenants that in any way materially purport to restrict or prohibit the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

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Stock Purchase Agreement

(g)           each written contract or agreement with any director, officer or employee of the Company other than any Employee Benefit Plan; and

(h)           each indenture, mortgage, promissory note or other agreement or commitment for the borrowing of money, for a line of credit or for any capital leases.

“Permitted Liens” means 15) statutory Liens for current Taxes not yet due and payable; 16) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company for obligations that are not overdue; 17) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business where such leased equipment or other personal property is located; 18) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company; 19) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Leased Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; 20) public utility easements of record, in customary form, to serve the Leased Real Property; 21) landlords’ Liens in favor of landlords under the leases with respect to the Leased Real Property; 22) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate; and 23) Liens the failure of which to remove would not be reasonably likely to have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price” shall mean an amount equal to Two Million and Five Hundred Thousand Dollars ($2,500,000).

“Purchaser Disclosure Schedule” means the disclosure letter of even date with this Agreement from the Purchaser to the Seller and the Company delivered concurrently with the execution and delivery with this Agreement.

“Purchaser Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Seller Disclosure Schedule” means the disclosure letter of even date with this Agreement from the Seller to the Purchaser delivered concurrently with the execution and delivery with this Agreement.

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Stock Purchase Agreement

“Seller Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

“Transition Services Agreement” means the Transition Services Agreement, to be entered into between the Seller and the Company on the Closing Date, in substantially the form attached as Exhibit B.

1.2 List of Defined Terms.

Terms	Defined in Section

Agreement	Preamble
Balance Sheet	3.2(f)(i)
Balance Sheet Date	3.2(f)(ii)
Closing	8.1
Closing Date	8.1
Company	Preamble
Cure Period	9.1(b)(i)
DGCL	5.4(a)
Disclosure Supplement	4.4
D&O Indemnified Liabilities	5.4(a)
D&O Indemnified Persons	5.4(a)
Financial Statements	3.2(f)(i)
Purchaser	Preamble
Purchaser Termination Date	9.1(d)
Securities Act	3.3(g)(i)
Seller	Preamble
Seller Termination Date	9.1(c)
Stock Powers	2.3
Stryker Affiliate	10.16
Transfer Taxes	6.4(b)
Uncontrollable Disclosure Supplement	9.2(b)(ii)

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Stock Purchase Agreement

ARTICLE II
PURCHASE AND SALE OF THE COMMON STOCK;
CLOSING AND MANNER OF PAYMENT

2.1 Agreement to Purchase and Sell the Common Stock.  On the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the outstanding Common Stock, free and clear of all Liens.

2.2 Closing Payments.  At the Closing:

(a)      the Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, to the Seller an amount equal to the Purchase Price to an account, which account shall be designated by the Seller to the Purchaser not less than two (2) Business Days prior to Closing; and

(b)      the Seller shall pay or cause to be paid to each of the parties set forth on Disclosure Schedule 3.2(h), by wire transfers of immediately available funds, an amount representing the payment in full of all Company Transaction Costs that remain outstanding as of the Closing Date.

2.3 Manner of Delivery of the Common Stock.  At the Closing, the Seller shall execute and deliver to the Purchaser a stock transfer power (“Stock Powers”) with respect to the Common Stock, pursuant to which the Seller will transfer all of the outstanding Common Stock to the Purchaser free and clear of all Liens.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller.  Except as set forth on Seller Disclosure Schedule 3.1, as of the date of this Agreement, the Seller represents and warrants to the Purchaser as follows:

(a)      Ownership of the Common Stock.  The Seller is the record and beneficial owner of all of the outstanding Common Stock.  The delivery to the Purchaser of all of the outstanding Common Stock pursuant to this Agreement will transfer to the Purchaser title to such Common Stock, free and clear of all Liens.

(b)      Organization, Good Standing and Other Matters.  The Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Seller Material Adverse Effect.  A true, correct and complete copy of the Seller’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement has been furnished or made available (at www.sec.gov)  [t]o the Purchaser or its representatives.

Stryker Imaging Corporation
Stock Purchase Agreement

(c)      Authority.  The Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and the consummation by the Seller of the transactions contemplated herein or therein have been duly and validly authorized by all necessary corporate action on the part of the Seller.  No other proceedings on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents to which the Seller is a party, perform its obligations hereunder or thereunder or for the Seller to consummate the transactions contemplated herein and therein.  This Agreement and each of the other Transaction Documents to which the Seller is or will be a party have been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Seller and, assuming that this Agreement and the other Transaction Documents to which the Seller is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally; and ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d)      No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Seller of the transactions contemplated herein and therein will not, (1) violate, conflict with, or result in any breach of any provision of the Seller’s Certificate of Incorporation or Bylaws; (2) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation, to which the Seller is a party or by which the Seller or any material portion of its assets are bound; or (3) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Seller or by which or to which a material portion of the Seller’s assets are bound, except, with respect to each of clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not be reasonably likely to have a Seller Material Adverse Effect.  No Consent of any Governmental Authority is required by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Seller of the transactions contemplated herein or therein, except for such Consents, the failure of which to be obtained or made would not be reasonably likely to have a Seller Material Adverse Effect.

Stryker Imaging Corporation
Stock Purchase Agreement

3.2 Representations and Warranties of the Company.  Except as set forth on the Company Disclosure Schedule, as of the date of this Agreement, the Company represents and warrant to the Purchaser as follows:

(a)      Organization, Good Standing and Other Matters.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect.  A true, correct and complete copy of the Company’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement has been furnished or made available (in the on-line data room used for conducting due diligence in respect of the transactions contemplated herein) to the Purchaser or its representatives.

(b)      Capitalization of the Company.  As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000 shares of Common Stock.  As of the date of this Agreement, 1 share of Common Stock are issued and outstanding and no shares of Common Stock are held by the Company in treasury.  No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote are issued or outstanding.  All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights.  As of the date of this Agreement, there are outstanding (a) no shares of capital stock or other voting securities of the Company; (b) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (c) no options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.    Since the Balance Sheet Date the Company directly or indirectly, has not declared or paid any dividends or declared or made any other payments or distribution on or in respect of any of its shares.

(c)      Subsidiaries.  The Company has no Subsidiaries.

(d)      Authority.  The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein have been duly and validly authorized by all necessary corporate action on the part of the Company.  No other proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party, perform its obligations hereunder or thereunder or for the Company to consummate the transactions contemplated herein and therein.  This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by i. applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally; and ii. general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Stryker Imaging Corporation
Stock Purchase Agreement

(e)      No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, (4) violate, conflict with, or result in any breach of any provision of the Company’s Certificate of Incorporation or Bylaws; (5) except for Material Contracts set forth on, or incorporated by reference into, Company Disclosure Schedule 3.2(e), if any, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract; or (6) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Company or by which or to which a material portion of the Company’s assets are bound, except, with respect to each of clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not be reasonably likely to have a Material Adverse Effect.  No Consent of any Governmental Authority is required by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein, except for such Consents, the failure of which to be obtained or made would not be reasonably likely to have a Material Adverse Effect.

(f)      Financial Statements; Absence of Certain Changes or Events.

(i)           The Company has furnished or made available (in the on-line data room used for conducting due diligence in respect of the transactions contemplated herein) to the Purchaser or its representatives copies of (a) the unaudited balance sheets of the Company as of December 31, 2009 and 2008, together with the unaudited statements of operations and cash flows of the Company for the years then ended, and (b) the unaudited balance sheet of the Company as of March 31, 2010, together with the related unaudited statements of operations and cash flows of the Company for the period commencing January 1, 2010 and ending March 31, 2010, and (C)  the unaudited balance sheet of the Company as of May 31, 2010, together with the related unaudited statements of operations and cash flows of the Company for the period commencing April 1, 2010 and ending May 31, 2010 (such unaudited financial statements collectively being referred to herein as the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (except that the Financial Statements do not contain all notes required by GAAP and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the financial position of the Company at the dates thereof and the results of the operations of the Company for the respective periods indicated.

Stryker Imaging Corporation
Stock Purchase Agreement

(ii)           Except as set forth on Company Disclosure Schedule 3.2(f)(ii), as of the date of this Agreement there is no material liability, contingent or otherwise, of the Company that is not reflected or reserved against in the Balance Sheet, other than liabilities that are either (c) liabilities incurred in the ordinary course of business and consistent with past practices of the Company since May 31, 2010 (the “Balance Sheet Date”); (d) any such liability that would not be required to be presented in unaudited financial statements prepared in conformity with GAAP, provided that such liabilities do not exceed in the aggregate $50,000; (e) liabilities under this Agreement; (f) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(iii)           Except as set forth on Company Disclosure Schedule 3.2(f)(iii), or as provided in or contemplated by this Agreement or the other Transaction Documents, since the Balance Sheet Date and prior to the date of this Agreement, the Company has conducted its business in all material respects in the ordinary course of business and consistent with past practices of the Company

(g)      Absence of Litigation.  Except as set forth on Company Disclosure Schedule 3.2(g), as of the date of this Agreement there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, after having made inquiries of Seller’s corporate counsel, threatened against the Company by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Company pending or, to the Knowledge of the Company, after having made inquiries of Seller’s corporate counsel, threatened by or before any arbitrator or any Governmental Authority, except, in either case, for such claims, actions, suits, inquiries, proceedings, grievances, arbitrations or investigations that, if resolved adversely to the Company, would not be reasonably likely to have a Material Adverse Effect.

(h)      Company Transaction Costs.  Except as set forth on Company Disclosure Schedule 3.2(h), the Company has not, directly or indirectly, incurred any Company Transaction Costs, including, without limitation, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or finder’s fee in connection with the transactions contemplated herein.

(i)      Title to Assets. Except as identified elsewhere in this Agreement, the Company is the sole legal and beneficial and (where its interests are registerable) the sole registered owner of all of its assets and interests in its assets, real and personal, including, without limitation, all assets related to the OrthoPAD, OfficePACS, NetPractice and Guardian products, with good and valid title, free and clear of all Liens other than Permitted Liens, except to the extent that the Company’s failure to own its assets with good and valid title, free and clear of all Liens other than the Permitted Liens would not be reasonably likely to have a Material Adverse Effect.  Company Disclosure Schedule 3.2(i) contains a complete list of all material fixed assets owned by the Company.

Stryker Imaging Corporation
Stock Purchase Agreement

(j)      Non-Arm’s Length Transactions.  To Seller’s or Company’s Knowledge, no director or officer, former director or officer, shareholder or employee of, or any other Person not dealing at arm’s length with, the Company or the Seller is engaged in any transaction or arrangement with, or is a party to a contract with, or has any indebtedness, liability or obligation to, the Company except for employment arrangements with employees and except to the extent that any such transaction, arrangement, contract, indebtedness, liability or obligation would be not reasonably likely have a Material Adverse Effect.

(k)      Compliance with Laws.  The operations of the Company have been and are now conducted in compliance with all applicable laws of each jurisdiction in which the Company carries on or has carried on business and the Company has not received any notice of any alleged violation of any such laws except for violations or alleged violations which individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect.

(l)      Real Property.  The Company does not own any real property or land.  The Company is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee.

(m)      Employees.  The Seller has provided or made available (in the on-line data room used for conducting due diligence in respect of the transaction contemplated herein) to the Purchaser a complete list of all employees and all employment agreements, together with their titles, service dates and material terms of employment.  The Company does not maintain any Employee Benefit Plans. The Seller maintains Employee Benefit Plans in which the employees may participate. The Seller has delivered to the Buyer correct and complete copies of documentation necessary for the Purchaser to meets its obligations to Employees as defined in this Agreement.  The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices or other collective bargaining dispute within the past three years.

(n)      Material Contracts.  The Material Contracts are all in full force and effect un-amended and there are no outstanding defaults or violations under any such Material Contract on the part of the Company or, to the Knowledge of the Seller, on the part of any other Party to such Material Contracts except for those defaults or violations which individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect.  Company Disclosure Schedule 3.2(n) sets forth a complete list of all Material Contracts. The Company has furnished or made available to the Purchaser (in the on-line data room used for conducting due diligence in respect of the transaction contemplated herein or for in person review) a true copy of each material customer and supplier contract under which the Company, to its Knowledge, has any service, maintenance or financial obligation.

Stryker Imaging Corporation
Stock Purchase Agreement

(o)      Taxes.  The Company has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes that are due and payable, and all assessments, governmental charges, penalties, interest and fines due and payable by it.

(p)      Intellectual Property.  The Company is the beneficial owner of the Intellectual Property that is material to the operation of the Company’s business, free and clear of all Liens, and is not a party to or bound by any contract or other obligation whatsoever that materially limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property.  To the Knowledge of the Seller and the Company, the Company and the Intellectual Property do not infringe upon or misappropriate any intellectual property rights of any third party, and neither the Seller nor the Company has any Knowledge of any infringement or violation of any of the rights of the Company in the Intellectual Property.     To the Knowledge of the Company, the Intellectual Property does not incorporate any software that is or contains any software that is licensed pursuant to an “open source” licensing agreement or similar agreement.  Company Disclosure Schedule 3.2(p) contains a complete list of all registered trademarks, patents, and third-party software owned or licensed by the Company and utilized in the Company’s products.

3.3 Representations and Warranties of the Purchaser.  Except as set forth on Purchaser Disclosure Schedule 3.3, as of the date of this Agreement, the Purchaser represents and warrants to the Seller and the Company as follows:

(a)      Organization, Good Standing and Other Matters.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Purchaser Material Adverse Effect.  A true, correct and complete copy of the Purchaser’s Certificate of Incorporation and Bylaws, as in effect on the date of this Agreement, has been furnished to the Seller or its representatives.

(b)      Authority.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  No other proceedings on the part of the Purchaser are necessary to authorize this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform the Purchaser’s obligations hereunder and thereunder or for the Purchaser to consummate the transactions contemplated herein and therein.  This Agreement and the other Transaction Documents to which the Purchaser is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by the Purchaser and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (7) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (8) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Stryker Imaging Corporation
Stock Purchase Agreement

(c)      No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, (9) violate, conflict with, or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of the Purchaser; (10) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which the Purchaser is a party or by which the Purchaser or any material portion of its assets is bound; or (11) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Purchaser or by which it or any material portion of its respective assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not be reasonably likely to have a Purchaser Material Adverse Effect.  No Consent of any Governmental Authority is required by or with respect to the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated herein and therein, except for (a) such Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is a party and (b) such other Consents, the failure of which to obtain would not reasonably be likely to have a Purchaser Material Adverse Effect.

(d)      Litigation.  As of the date of this Agreement, there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser relating to the transactions contemplated by this Agreement or which, if adversely determined, would be reasonably likely to have a Purchaser Material Adverse Effect.

(e)      Financing.  As of the date of this Agreement, the Purchaser has available to it, and from and after the date of this Agreement through the Closing Date the Purchaser will have available to it, cash on hand in amounts sufficient to enable the Purchaser to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein.

Stryker Imaging Corporation
Stock Purchase Agreement

(f)      Solvency.  Assuming the representations and warranties of the Company contained in this Agreement are true in all material respects, at and immediately after the Closing, each of the Company and the Purchaser (12) will be solvent (in that both the fair value of their respective assets will not be less than the sum of their respective debts and that the present fair saleable value of their respective assets will not be less than the amount required to pay their respective liabilities as they become absolute and matured), (13) will have adequate capital with which to engage in their respective businesses and (14) will not have incurred, and does not immediately plan to incur, debts beyond its respective ability to pay as they become absolute and mature.

(g)      Purchase for Investment.

(i)           The Purchaser is acquiring the Common Stock solely for investment for its own account and not with the view to, or for offer or sale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act of 1933 (the “Securities Act”)) thereof.  The Purchaser understands that the sale of the Common Stock has not been registered under the Securities Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign law unless an applicable exemption from registration is available.

(ii)           The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.  The Purchaser, by reason of its business and financial experience in business, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the purchase of the Common Stock, is able to bear the economic risk of such investment in the Company, and is able to afford a complete loss of such investment.

ARTICLE IV
COVENANTS OF THE COMPANY AND THE SELLER

4.1 Conduct of Business.  Except as contemplated by or otherwise permitted under this Agreement or in Company Disclosure Schedule 4.1 or to the extent that the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), from the date of this Agreement until the Closing, the Company and the Seller each covenant and agree with the Purchaser that the Company shall not (and the Seller not cause the Company to):

(a)      fail to act in the ordinary course of business and consistent with past practices of the Company to (15) preserve substantially intact the Company’s present business organization and (16) preserve its present relationships with material customers, material suppliers and others having material business dealings with it;

(b)      fail to use commercially reasonable efforts to maintain the material tangible assets of the Company in their current physical condition, except for ordinary wear and tear (any compliance with this Section 4.1(b) shall not be deemed to be a breach of Section 4.1(f));

Stryker Imaging Corporation
Stock Purchase Agreement

(c)      except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company, materially amend, terminate or fail to use its commercially reasonable efforts to renew (if the right to renew would otherwise be forfeited) any Material Contract;

(d)      (i) merge or consolidate with or into any other Person, (ii) maintain, continue or enter into discussions or engage in negotiations with, provide any information to or otherwise cooperate with, solicit, initiate, accept or consider any offer or proposal from, directly or indirectly, any other Person, in connection with a transaction of the type contemplated hereby (including the sale of any shares or substantially all of the assets of the Company), (iii) dissolve or (iv) liquidate;

(e)      except in the ordinary course of business and consistent with past practices of the Company, as required by the terms and provisions of written contracts between the Company and an employee thereof as in existence on the date of this Agreement or in connection with the payment of annual bonuses to employees of the Company, (17) adopt any Employee Benefit Plan or (18) increase in any manner the aggregate compensation or fringe benefits of any director, officer or employee of the Company;

(f)      except in the ordinary course of business and consistent with past practices of the Company and except for capital expenditures for emergency patient safety measures, acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets), lease or dispose of any assets, except in the ordinary course of business and consistent with past practices of the Company;

(g)      mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets;

(h)      except as required by GAAP or by Applicable Law, change any of the material accounting principles or practices used by the Company;

(i)      pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company;

(j)      adjust, split, combine, or reclassify any of its capital stock or other voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other voting securities, or purchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company;

(k)      issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or voting securities of any class or any securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of any class (except for the issuance of certificates in replacement of lost certificates);

Stryker Imaging Corporation
Stock Purchase Agreement

(l)      change or amend its charter documents or bylaws;

(m)      except in the ordinary course of business and consistent with past practices of the Company, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company); or

(n)      authorize any of, or commit or agree to take any of, the foregoing actions.

4.2 Access and Information.  Until the Closing, the Company shall afford to the Purchaser and its representatives (including accountants and counsel) reasonable access, in each case, only at such locations and in accordance with such procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between the Purchaser and the Company prior to any such access, to all properties, books, records, and Tax Returns of the Company and all other information with respect to its business, together with the opportunity, at the sole cost and expense of the Purchaser, to make copies of such books, records and other documents and to discuss the business of the Company with such directors, officers and counsel for the Company as the Purchaser may reasonably request for the purposes of familiarizing itself with the Company.  Notwithstanding the foregoing provisions of this Section 4.2, the Company shall not be required to grant access or furnish information to the Purchaser or any of the Purchaser’s representatives to the extent that such (19) information is subject to an attorney/client or attorney work product privilege, (20) access or the furnishing of such information is prohibited by an existing contract or agreement, or (21) information relates to the Seller.  Notwithstanding the foregoing, the Purchaser shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.  In addition, the Purchaser shall not contact any personnel of the Company regarding the transactions contemplated by this Agreement without the express prior written consent of the General Manager of the Company.  All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until the Closing.

4.3 Third Party Consents.  After the date of this Agreement and prior to the Closing, the Company and the Seller shall use their commercially reasonable efforts, but excluding making any payments unless made in the Company’s or Seller’s sole and absolute discretion, to obtain the Consent from any party to a Material Contract that is set forth on Company Disclosure Schedule 4.3.

4.4 Notification of Certain Matters; Disclosure Supplement.  Seller shall notify Purchaser of the approval of the execution, delivery and performance of this Agreement and the other Transaction Documents after July 1, 2010 and at least five Business Days prior to the Closing. The Company may from time to time until the Closing amend and supplement the Company Disclosure Schedule insofar as it pertains to Article III of this Agreement by means of written notice to the Purchaser (a “Disclosure Supplement”).  Unless the Purchaser provides the Company with a written termination notice pursuant to Section 9.1(b)(i) within two (2) Business Days after the delivery of a Disclosure Supplement, then the Purchaser, in respect of all matters described in such Disclosure Supplement, shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 9.1(b)(i) or Section 7.2(a), as applicable, and to have accepted the Disclosure Supplement for all purposes under this Agreement and the delivery of any such Disclosure Supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder.

Stryker Imaging Corporation
Stock Purchase Agreement

4.5 Termination of Agreements.  Prior to the Closing, upon Purchaser’s request, the Company shall take such action as may be necessary to cause the OEM Agreement between the Company and Swissray International Inc. dated January 12, 2007 to be terminated in full and of no further force or effect as of and after the Closing.

4.6 Bank Accounts.  Prior to the Closing, the Seller and the Company shall use commercially reasonable efforts transfer all bank accounts of the Company to the Seller.

4.7 Seller Employee Benefit Plans.  Except to the extent that the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), from the date of this Agreement until the Closing, the Seller covenants and agrees with the Purchaser that the Seller shall not, except as required by the terms and provisions of written contracts between the Seller and an employee thereof as in existence on the date of this Agreement, amend any Employee Benefit Plan that would have an adverse effect on the Purchaser following the Closing.

4.8 Financial Statements.  On or before the fifteenth day following the Closing, Seller shall deliver to Purchaser an unaudited balance sheet as of the Closing Date and the related unaudited statements of operations and cash flows of the Company for the period (a) commencing April 1, 2010 and ending on the Closing Date if the Closing Date is on or before July 1, 2010, or (b) commencing April 1, 2010 and ending June 30, 2010 and commencing July 1, 2010 and ending on the Closing Date if the Closing Date is after July 1, 2010.

4.9 Inter-company Debt  As of the Closing, the Seller and the Company shall fully settle all debts existing between the Seller and the Company, and shall provide evidence of same to the Purchaser in a form reasonably satisfactory to the Purchaser.

ARTICLE V
COVENANTS OF THE PURCHASER

5.1 Notification of Certain Matters.  The Purchaser shall give prompt written notice to the Company of iii) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the Purchaser contained in this Agreement to be untrue or inaccurate in any material respect and iv) the failure of the Purchaser to comply with or satisfy in any material respect any covenant to be complied with by it hereunder.  No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.  If the Purchaser or any of its Affiliates obtains Knowledge of a breach by the Company of a representation, warranty, covenant or agreement made by the Company contained in this Agreement, the Purchaser shall promptly notify the Company of such breach; provided that such notification shall not result in the waiver by the Purchaser of any of its respective rights or remedies under this Agreement.

Stryker Imaging Corporation
Stock Purchase Agreement

5.2 Employee Matters.

The Purchaser shall take such action as may be necessary so that on and after the Closing, and for one year thereafter, officers and employees of the Company who remain after the Closing in the employ of the Company as determined in the sole and absolute discretion of the Purchaser, are either, as the Purchaser may determine from time to time, (1) provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits and excluding non-retirement equity-based compensation arrangements) which, in the aggregate, are not materially less favorable than those made available by the Seller or the Company to such officers and employees immediately prior to the Closing or (2) provided employees benefits, plans and programs on substantially the same basis as officers and employees of the Purchaser and its Subsidiaries having similar responsibilities and positions.  For purposes of eligibility to participate and vesting in all benefits provided by the Purchaser to such officers and employees, the officers and employees of the Company will be credited with their years of service with the Company, its Affiliates and any predecessors thereof to the extent service with the Purchaser and its Subsidiaries and any predecessors thereof is taken into account under the plans of the Purchaser and its Subsidiaries.  The eligibility of any officer or employee of the Company to participate in any welfare benefit plan or program of the Purchaser shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Seller or the Company.  All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by the Purchaser or its Subsidiaries (or the same plan or arrangement if still maintained).

5.3 Access to Information.  From and after the Closing, the Purchaser shall (and shall cause the Company and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide the Seller and its representatives (including, without limitation, counsel and independent auditors) all reasonably requested information, files, documents and records (written and computer) relating to the Company or any of their businesses or operations for any and all periods prior to and including the Closing Date that they may require with respect to any reasonable business purpose (including, without limitation, any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Company and each of its Subsidiaries and other Affiliates to) cooperate fully with the Seller and its respective representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of the Seller, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Company and each of its Subsidiaries available to the Seller and its representatives (including counsel and independent auditors), with regard to any reasonable business purpose.  Notwithstanding the foregoing, the Seller shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Purchaser’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability; provided that the Seller shall not be prohibited from accessing such information pursuant to a valid court order.

Stryker Imaging Corporation
Stock Purchase Agreement

5.4 Indemnification of Officers or Directors

(a)      From and after the Closing, the Purchaser and the Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is as of the Closing, a director, or officer of the Company (the “D&O Indemnified Persons”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fee and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Purchaser (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer, of the Company or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Transaction Documents or the transactions contemplated hereby and thereby, in each case to the fullest extent a corporation is permitted under the Delaware General Corporation Law (the “DGCL”) to indemnify its own directors or officers (and the Purchaser and the Company shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent a corporation is permitted under the DGCL to advance expenses to its directors and officers in connection with claims, actions and suits involving such Persons), all of the foregoing provided that the D&O Indemnified Person has acted in good faith and in a manner that is in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that the D&O Indemnified Person had no reasonable cause to believe  conduct was unlawful.  In determining whether a D&O Indemnified Person is entitled to indemnification under this Section 5.4, if requested by such D&O Indemnified Person, such determination shall be made by special, independent counsel selected by the Company and approved by the D&O Indemnified Person (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Company or its Affiliates within the last three years (other than in connection with such matters).  Any D&O Indemnified Person wishing to claim indemnification under this Section 5.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.4 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to the Purchaser and the Company the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

Stryker Imaging Corporation
Stock Purchase Agreement

(b)      The Purchaser and the Company shall not amend, repeal or otherwise modify the Certificate of Incorporation and Bylaws of the Company or manage the Company or any of its Subsidiaries in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Closing were directors, officers, employees or agents of the Company.  The Purchaser shall, and shall cause the Company to, honor any indemnification agreements between the Company and any of its directors, officers or employees.

(c)      The Purchaser and the Company shall indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.4(a), relating to the enforcement of such D&O Indemnified Person’s rights under this Section 5.4 or under any charter, bylaw or contract regardless of whether such D&O Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

5.5 WARN Act.  For a period of 91 days (inclusive) following the Closing Date, the Purchaser and the Company shall not, and shall cause the Subsidiaries of the Company to not, implement any plant closing, mass layoff or other termination of employees which, either alone or in the aggregate (with each other and/or with any plant closing, mass layoff or other termination of employees by the Company on or prior to the Closing Date), would create any obligations upon or liabilities for the Company or the Seller under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws.

5.6 Customer Satisfaction.  For a period of one year following the Closing Date, Purchaser shall, or shall cause the Company to, use commercially reasonable efforts to provide reasonably satisfactory service to the customer set forth in item 3 of Company Disclosure Schedule 3.2(g).

ARTICLE VI
MUTUAL COVENANTS

6.1 Governmental Consents.  Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities any Consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

6.2 Investigation and Agreement by the Purchaser; No Other Representations or Warranties.

(a)      The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations. In connection with the Purchaser’s investigation of the Company and its businesses and operations, the Purchaser and its representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information.  The Purchaser acknowledges and agrees that (3) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (4) the Purchaser is familiar with such uncertainties; and (5) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or its representatives.

Stryker Imaging Corporation
Stock Purchase Agreement

(b)      The Purchaser agrees that, except for the representations and warranties made by the Seller and the Company that are expressly set forth in Section 3.1 and Section 3.2 of this Agreement, none of the Seller, the Company or any of their respective Affiliates or representatives has made and shall not be deemed to have made to the Purchaser or its Affiliates or representatives any representation or warranty of any kind.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Seller or the Company and set forth in Section 3.1 and Section 3.2, the Purchaser agrees that none of the Seller, the Company or any of their respective Affiliates or representatives makes or has made any representation or warranty to the Purchaser or to any of its representatives or Affiliates with respect to:

(i)           any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition  (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to the Purchaser or its representatives or Affiliates; or

(ii)          any other information, statements or documents heretofore or hereafter delivered to or made available to the Purchaser or its representatives or Affiliates, including the information contained in the on-line data room, with respect to the Company or the business, operations or affairs of the Company, except as expressly covered by representations and warranties made by the Seller or the Company and set forth in Section 3.1 or Section 3.2.

(c)      The Company and Seller acknowledge and agree that, except for the representations and warranties made by the Purchaser as expressly set forth in Section 3.3, none of the Purchaser nor any of its Affiliates or representatives makes or has made to any of the Seller, the Company or any of their respective Affiliates or representatives any representation or warranty of any kind.

6.3 Waiver.  The Purchaser hereby waives, and, following the Closing, agrees to cause the Company to waive, any conflicts that may arise in connection with v) legal counsel that represents the Company in connection with the transactions contemplated by this Agreement also representing the Seller following the Closing and vi) the communication by such counsel to the Seller, in connection with any such representation, any fact known to such counsel, including in connection with a dispute with the Purchaser or the Company on or following the Closing.

6.4 Tax Matters.

(a)      Cooperation on Tax Matters.  The Seller, the Purchaser and, following the Closing, the Company shall, and the Purchaser and the Company shall each cause their respective Subsidiaries to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding.  The Seller, the Purchaser, and following the Closing, the Company shall, and the Purchaser and the Company shall each cause their respective Subsidiaries to, vii) retain all books and records with respect to Tax matters relating to the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, the Company or the Seller, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and viii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Seller, the Purchaser or the Company shall, or the Purchaser or the Company shall each cause their respective Subsidiaries to, allow the other party to take possession of such books and records.  The Purchaser, the Company and the Seller shall, upon request, use their commercially reasonable efforts, at the requesting party’s reasonable expense, to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

Stryker Imaging Corporation
Stock Purchase Agreement

(b)      Transfer Taxes.  The Seller shall be responsible for all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”), if any, resulting from the transactions contemplated by this Agreement.  The Purchaser, the Company and the Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Laws, the amount of any such Transfer Taxes and shall cooperate and timely make all filings, returns, reports and forms with respect to such Transfer Taxes.

6.5 Resignations.  The Purchaser shall deliver to the Seller at least five Business Days prior to the Closing Date a list of the employees of the Company that the Purchaser wishes to continue to employ.  For any other employees of the Company, the Seller shall (i) transfer employment to the Seller or one of its Affiliates prior to the Closing or (ii) terminate such employees prior to the Closing.   The Seller shall be responsible for all notice of termination, severance and other obligations including entitlement to benefit coverage, stock options or incentive compensation to the employees who are to be transferred to the Seller or one of its Affiliates or terminated as set forth in the preceding sentence, and the Seller shall indemnify and save harmless the Purchaser and the Company in respect of all such obligations.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation.  The respective obligations of the Seller, the Company and the Purchaser to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

Stryker Imaging Corporation
Stock Purchase Agreement

(a)      Consents and Approvals.  All Consents of or imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made.

(b)      No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(c)      No Action.  No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

7.2 Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Purchaser:

(a)      Representations and Warranties.  Each of the representations and warranties of the Seller and the Company set forth in Section 3.1 and Section 3.2, respectively, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Seller Material Adverse Effect, in the case of the Seller, or Material Adverse Effect, in the case of the Company.  The Purchaser shall have received a certificate signed on behalf of the Seller and the Company by the Chief Executive Officer or the Chief Financial Officer of the Seller and the Company, respectively, to such effect.

(b)      Performance of Obligations of the Seller and the Company.  The Seller and the Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing, and the Purchaser shall have received a certificate signed on behalf of the Seller and the Company by the Chief Executive Officer or the Chief Financial Officer of the Seller and the Company, respectively, to such effect.

(c)      Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by the Seller and the Company pursuant to Section 8.2(b) of this Agreement shall have been delivered.

7.3 Conditions to Obligations of the Seller and the Company.  The obligation of the Seller and the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Seller:

Stryker Imaging Corporation
Stock Purchase Agreement

(a)      Representations and Warranties.  Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Purchaser Material Adverse Effect.  The Seller and the Company shall have received a certificate signed on behalf of the Purchaser by the Chief Executive Officer or the Chief Financial Officer of the Purchaser to such effect.

(b)      Performance of Obligations of the Purchaser.  The Purchaser shall have performed in all material respects all obligations required to be performed respectively by it under this Agreement at or prior to the Closing, and the Seller and the Company shall have received a certificate signed on behalf of the Purchaser by the Chief Executive Officer or the Chief Financial Officer of the Purchaser to such effect.

(c)      Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at Closing by the Purchaser pursuant to Section 8.2(a) of this Agreement shall have been delivered.

ARTICLE VIII
CLOSING

8.1 Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. Dallas, Texas time, not later than the fifth Business Day after the date on which all conditions to Closing set forth in Article VII (other than conditions the fulfillment of which is to occur at Closing) are satisfied or waived, at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, unless another date, time or place is mutually agreed to in writing by the Purchaser and the Seller.  The date on which the Closing occurs is the “Closing Date.”

8.2 Actions to Occur at Closing.

(a)      At the Closing, the Purchaser shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i)           Closing Payments.  By wire transfer of immediately available funds, the payments required to be made by the Purchaser under Section 2.2; and

(ii)          Certificates.  The certificates described in Section 7.3(a) and (b).

(b)      At the Closing, the Seller and the Company, as applicable, shall deliver to the Purchaser the following:

Stryker Imaging Corporation
Stock Purchase Agreement

(i)           Stock Powers.  The Seller shall deliver an executed Stock Powers or other duly executed instruments of transfer as required in order to validly transfer title in and to all of the outstanding Common Stock;

(ii)          Certificate.  The certificates described in Section 7.2(a) and (b);

(iii)         Resignations.  The Company shall deliver resignations of the directors of the Company and such officers as requested by the Purchaser together with a release by each of them of all claims against the Company (subject to Section 5.4)  which he or she had in his of her capacity as a director or officer, as applicable, of the Company up to the Closing in a form to be provided by the Purchaser;

(iv)         Termination of Agreements.  Evidence of the termination of the OEM Agreement between the Company and Swissray International Inc. dated January 12, 2007;

(v)          Intellectual Property License Agreement.  The Seller and the Company shall deliver an executed counterpart to the Intellectual Property License Agreement;

(vi)         Transition Services Agreement.  The Seller and the Company shall deliver an executed counterpart to the Transition Services Agreement;

(vii)        Certificates; Resolutions. A Certificate of Good Standing for the Company and the resolutions of each of the Seller and the Company authorizing the execution, delivery and performance by the Seller and the Company of this Agreement and the other Transaction Documents.

8.3 Waiver of Breaches.  If the Closing occurs, (a) the Purchaser and the Company shall be deemed to have waived all breaches of representations, warranties and covenants of the Seller and the Company of which the Purchaser has Knowledge, and the Seller shall have no liability with respect thereto after the Closing, and (b) the Seller shall be deemed to have waived all breaches of representations, warranties and covenants of the Purchaser of which the Seller has Knowledge, and the Purchaser shall have no liability with respect thereto after the Closing.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.  This Agreement may be terminated and the transactions contemplated by the Agreement may be abandoned at any time prior to the Closing:

(a)      by mutual written consent of the Purchaser and the Seller;

(b)      by either the Purchaser or the Seller:

(i)           if there shall have been any breach by the other party (which, in the case of the right of termination by the Purchaser, shall also include any breach by the Company) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (a) would give rise to the failure of a condition to the Closing hereunder and (b) either (i) cannot be cured or (ii) if it can be cured, has not been cured prior to 5:00 p.m. Dallas, Texas time on the date immediately preceding the Seller Termination Date, in the event of a termination by Seller, or the Purchaser Termination Date, in the event of a termination by Purchaser (in either case, as applicable, the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for the Purchaser’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement); or

Stryker Imaging Corporation
Stock Purchase Agreement

(ii)          if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Purchaser, the Seller and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party who did not use reasonable best efforts to lift any such order, decree, ruling or other action or whose failure to comply with Section 6.1 has been the primary cause of the condition set forth in this Section 9.1(b)(ii) not being satisfied;

(c)      by the Seller if the Closing shall not have occurred on or before 5:00 p.m. Dallas, Texas time on July 16, 2010 (the “Seller Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Seller (i) unless the Seller is able to demonstrate that it was ready, willing and able to consummate the transactions contemplated herein on or before the Seller Termination Date; or (ii) if Seller or the Company is in breach of this Agreement and such breach has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(d)      by the Purchaser if the Closing shall not have occurred on or before 5:00 p.m. Dallas, Texas time on July 16, 2010 (the “Purchaser Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Purchaser (i) unless the Purchaser is able to demonstrate that it was ready, willing and able to consummate the transactions contemplated herein on or before the Purchaser Termination Date; or (ii) if the Purchaser is in breach of this Agreement and such breach has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

9.2 Effect of Termination.

(a)      In the event of the termination of this Agreement by either the Seller or the Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Purchaser, the Seller or the Company or their respective Affiliates, directors, officers, employees or stockholders, except that (2) Article I, this Article IX and Article X shall survive such termination and (3) subject to Section 9.2(b), Section 9.2(c), and Section 9.2(d), no such termination shall affect the non-breaching party’s right to (a) recover under any claims, demands, suits, proceedings, judgments and any other costs, losses, charges, penalties, expenses and damages on account of the other party’s breach or (b) compel specific performance of the other parties hereto of their obligations under this Agreement.

Stryker Imaging Corporation
Stock Purchase Agreement

(b)      Notwithstanding the foregoing Section 9.2(a)(ii), if the Purchaser terminates this Agreement pursuant to Section 9.1(b)(i) as a result of one or more of the representations or warranties of the Company being inaccurate on the date hereof based on one or more Disclosure Supplements that:

(i)           did not arise from facts or circumstances of which the Company had Knowledge as of the date of this Agreement; and

(ii)          did not arise from the Company’s breach of a covenant contained in this Agreement or in any of the other Transaction Documents to which it is a party,

(such a Disclosure Supplement, an “Uncontrollable Disclosure Supplement”) then the Purchaser’s sole and exclusive right and remedy shall be to the reimbursement by the Company of the costs and expenses incurred by the Purchaser, up to an amount not exceeding $50,000, in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and the due diligence investigation and other activities conducted in anticipation of consummation of the transactions contemplated hereby and thereby.  As a condition to any such payment by the Company pursuant to the foregoing sentence, the Purchaser shall provide the Company with appropriate documentation reasonably substantiating any costs or expenses for which the Purchaser requires repayment or reimbursement pursuant to this Section 9.2(b).  The parties agree that the foregoing payment shall be deemed liquidated damages and not a penalty and such liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties’ good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by the Purchaser as contemplated by this Section 9.2(b).  The Purchaser agrees that, to the fullest extent permitted by Applicable Law, the Purchaser’s right to terminate this Agreement and to receive payment of the liquidated damages described above as provided in this Section 9.2(b) shall be the Purchaser’s sole and exclusive right and remedy with respect to any damages whatsoever, whether arising out of or related to a breach of a representation or warranty or otherwise, that the Purchaser may suffer or allege to suffer as a result of, arising out of or relating to an Uncontrollable Disclosure Supplement disclosed to the Purchaser in a Disclosure Supplement pursuant to Section 4.4.

9.3 Return of Confidential Information.  Within ten Business Days following termination of this Agreement in accordance with Section 9.1, the Purchaser shall, and shall cause its Affiliates and representatives to, return to the Company, or destroy, all Confidential Information (as defined in the Confidentiality Agreement) furnished or made available to the Purchaser and its Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Purchaser or any of its Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Confidential Information, in any event consistent with and subject to the provisions of the Confidentiality Agreement.  The Purchaser shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Confidential Information as required under this Section 9.3.

Stryker Imaging Corporation
Stock Purchase Agreement

ARTICLE X
GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Agreement.   The representations and warranties of the Seller, the Company and the Purchaser contained in this Agreement and the certificates delivered pursuant to Sections 7.2(a) and (b) or 7.3(a) and (b) shall survive the closing of the transactions contemplated hereby until 5:00 p.m. Dallas, Texas time on the one hundred and twentieth day following the Closing Date and a Claim under Section 10.2 may not be asserted after such time period, except that:

(a)      the representations and warranties set out in Sections 3.1(a), 3.1(b), 3.1(c) 3.2(a), 3.2(b), 3.2(d), 3.3(a) and 3.3(b) shall survive and continue in full force and effect for the applicable statute of limitations and a Claim under Section 10.2 may not be asserted after such time period;

(b)      representations and warranties relating to Employment Benefit Plan matters as set forth in Section 3.2(m) shall survive for the applicable statute of limitations and a Claim under Section 10.2 may not be asserted after such time period; and

(c)      representations and warranties relating to tax matters, as set forth in Section 3.2(o), arising in or in respect of a particular period ending on, before or including the Closing Date,  shall survive for a period of 90 days after the applicable statute of limitations and a Claim under Section 10.2 may not be asserted after such time period;  and

(d)      a claim for any breach of any of the representations and  warranties contained in this Agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to the applicable statute of limitations.

10.2 Indemnification

(a)      The Seller shall indemnify and save harmless the Purchaser, its directors, officers, agents, employees and shareholders, and for the purposes of 10.2(iii), the Company and its directors, officers, employees and shareholders (in this Section collectively referred to as the “Purchaser Indemnified Parties”) from and against all Claims which may be made or brought against the Purchaser Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with:

(i)           any breach of any covenant or agreement on the part of the Seller or Company under this Agreement;

(ii)          any breach of any representation or warranty of the Seller or Company contained in this Agreement or in any certificate or other document furnished by the Seller pursuant to this Agreement; and

(iii)         item 3 on Company Disclosure Schedule 3.2(g).

Stryker Imaging Corporation
Stock Purchase Agreement

(b)      The Purchaser shall indemnify and save harmless the Seller, its directors, officers, employees, agents and shareholders (in this Section collectively referred to as the “Seller Indemnified Parties”), from and against all Claims which may be made or brought against the Seller Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with:

(i)           any breach of any covenant or agreement on the part of the Purchaser under this Agreement;

(ii)          any breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate or other document furnished by the Purchaser pursuant to this Agreement.

(c)      In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (in this Section, the “Indemnified Party”) shall give prompt notice to the other Party (in this Section, the “Indemnifying Party”) of the commencement or assertion of any action, proceeding, demand, Claim or investigation by a third party or circumstances which, with the lapse of time, such Indemnified Person believes is likely to give rise to an action, proceeding, demand, Claim or investigation by a third party. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the Claim or increased the amount of liability or cost of defense and provided that no claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 10.1.  The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the aforesaid notice, to assume the control of the defense, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.  Upon the assumption of control of any Claim by the Indemnifying Party as set out herein, the Indemnifying Party shall diligently proceed with the defense, compromise or settlement of the Claim at its sole expense with, if necessary, counsel of the Indemnifying Party’s own choosing (but reasonably satisfactory to the Indemnified Party) and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defense. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defense of any Claim at its own expense.  If the Indemnifying Party does not assume control of a Claim, the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.  Notwithstanding the first three sentences of this Section 10.2(c), Seller will control the defense, compromise or settlement of any Claim related to or arising out of Section 10.2(a)(iii) and shall directly pay the claimant to the extent that any amounts are due.

Stryker Imaging Corporation
Stock Purchase Agreement

(d)      Notwithstanding anything herein to the contrary, there shall not be included in the amount of Claims, and no Indemnified Party shall be entitled to recover under any action for indemnification pursuant to this Article X or breach of contract hereunder or otherwise, any indirect, punitive, special, exemplary or consequential damages, damages for lost profits, damages for diminution in value, damages computed on a multiple of earnings or similar basis or damages in an individual amount of less than $1,000 (the “De Minimis Claim Amount”).

(e)      Notwithstanding anything to the contrary in this Article X, the Seller shall not be liable under this Article X for any Claims unless and until the aggregate amount of all such Claims incurred or suffered (that exceed the De Minimis Claim Amount) exceeds $75,000 (the "Deductible Amount") except for any Claims arising out of or related to Section 10.2(a)(iii), at which time Claims (that exceed the De Minimis Claim Amount) which exceed the Deductible Amount may be claimed.  Notwithstanding anything to the contrary in this Article X, the Purchaser shall not be liable under this Article X for any Claims unless and until the aggregate amount of all such Claims incurred or suffered (that exceed the De Minimis Claim Amount) exceeds $75,000 (the "Deductible Amount"), at which time Claims (that exceed the De Minimis Claim Amount) which exceed the Deductible Amount may be claimed.

(f)      The Seller’s aggregate liability under this Section 10.2 shall be limited to $250,000; provided, however, that this limit shall not apply to (i) Claims arising from or related to breach of the representations and warranties related to Employment Benefit Plan matters as set forth in Section 3.2(m); (ii) Claims arising from or related to Section 10.2(a)(iii); (iii) Claims arising from or related to breach of the representations and warranties related to tax matters as set forth in Section 3.2(o); and (iv) Claims where actual fraud or intentional misrepresentation is proved.  The Purchaser’s aggregate liability under this Section 10.2 shall be limited to $250,000; provided, however, that this limit shall not apply to Claims where actual fraud or intentional misrepresentation is proved.  Amounts of Claims shall be determined net of any insurance benefits realized by the Indemnified Party that are related to the Claims; provided, however, that this provision shall not require the Indemnified Party to make a claim of its insurance.

(g)      The Purchaser hereby acknowledges and agrees that, from and after the Closing Date, the Seller shall not have any indemnification obligations for any Claims that the Purchaser Indemnified Parties or any of its Affiliates may suffer with respect to (i) the subject matter of this Agreement or the transactions contemplated hereby, or (ii) any other matter relating to the Company or its Affiliates prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving the Company or its Affiliates prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters), other than the obligations explicitly contemplated in Section 10.2(a), which is the Purchaser's sole and exclusive remedy with respect thereto.

Stryker Imaging Corporation
Stock Purchase Agreement

(h)      The Seller hereby acknowledges and agrees that, from and after the Closing Date, the Purchaser shall not have any indemnification obligations for any Claims that the Seller Indemnified Parties or any of its Affiliates may suffer with respect to the subject matter of this Agreement or the transactions contemplated hereby, other than the obligations explicitly contemplated in Section 10.2(a), which is the Seller's sole and exclusive remedy with respect thereto.

10.3 Reasonable Efforts; Further Assurances.

(a)      Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller, the Company, and the Purchaser agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (4) the obtaining of all Consents of, and the making of all registrations, declarations and filings with, Governmental Authorities and (5) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and the other Transaction Documents.  In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority necessary to be obtained prior to Closing.

(b)      At and after the Closing, the officers and directors of the Company shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Company as a result of, or in connection with, the transactions contemplated by this Agreement.

10.4 Amendment and Modification.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided that no amendment shall be made which by Applicable Law requires further approval by a parties’ stockholders without such further approval.

10.5 Waiver of Compliance.  Except as otherwise provided in Section 8.3, any failure of the Purchaser or, following the Closing, the Company, on the one hand, or the Seller or, prior to the Closing, the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including if such waiver is after the Closing the third-party beneficiaries set forth in Section 10.8), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.6 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

Stryker Imaging Corporation
Stock Purchase Agreement

10.7 Expenses and Obligations.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

10.8 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.  Notwithstanding the foregoing, from and after the Closing, as may be applicable, Section 5.5 is made for the benefit of the Company’s directors and officers (as of Closing), and such directors and officers shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provision, all to the same extent as if such Persons were parties to this Agreement.

10.9 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Purchaser or, following the Closing, the Company, to:

MERGE HEALTHCARE INCORPORATED
900 Walnut Ridge Drive
Hartland, Wisconsin 53029-8347
Attention: General Counsel
Facsimile: 262.369.4014

(b)	If to the Seller, or, prior to the Closing, the Company, to:

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, MI 49002
Attention: General Counsel
Facsimile: (269) 385-2066

Stryker Imaging Corporation
Stock Purchase Agreement

with copies to:

Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Attention: Mark Early
Facsimile: (214) 999-7895

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

10.10 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.11 Time.  Time is of the essence in each and every provision of this Agreement.

10.12 Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.  There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

10.13 Public Announcements.  On or prior to the Closing, no party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser and the Company, except that any party may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure.  From and after the Closing, the Purchaser shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller, except that the Purchaser may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so.

Stryker Imaging Corporation
Stock Purchase Agreement

10.14 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise.  Any assignment in violation of the foregoing shall be null and void.

10.15 Rules of Construction.

(a)      Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b)      The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Seller, the Company or the Purchaser, as the case may be.  The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Disclosure Schedules are arranged in sections corresponding to those contained in Section 3.1, Section 3.2 and Section 3.3 merely for convenience, and the disclosure of an item in one Section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate Section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)      The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)      All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.

Stryker Imaging Corporation
Stock Purchase Agreement

(e)      Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) any calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.  The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.

10.16 Affiliate Liability.  Each of the following is herein referred to as a “Stryker Affiliate”:  ix) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and x) any director, officer, employee, representative or agent of (1) the Company or (2) any Person who controls the Company.  Except i. to the extent that a Stryker Affiliate is an express signatory thereto (ii) with respect to clause (b) of the preceding sentence, for actions of such Stryker Affiliates constituting fraud, misconduct or actions outside such Stryker Affiliate’s scope of employment or agency with Stryker, no Stryker Affiliate shall have any liability or obligation to the Purchaser of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and the Purchaser hereby waives and releases all claims of any such liability and obligation.

10.17 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

10.18 WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Stryker Imaging Corporation
Stock Purchase Agreement

10.19 Consent to Jurisdiction; Venue.

(a)      The parties hereto submit to the personal jurisdiction of the courts of the State of Michigan and the Federal courts of the United States sitting in the State of Michigan, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Michigan court or, to the extent permitted by law, in such Federal court.  The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)      Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Michigan state or Federal court located in Michigan and the defense of an inconvenient forum to the maintenance of such claim in any such court.

10.20 Specific Performance.  The parties agree that irreparable damage would occur to the Seller and the Company in the event that any of the obligations, undertakings, covenants or agreements of the Purchaser were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, either the Seller or the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Purchaser, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Seller or the Company is entitled at law or in equity.  The parties agree that irreparable damage would occur to the Purchaser in the event that any of the obligations, undertakings, covenants or agreements of the Seller or the Company were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Seller or the Company, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Purchaser is entitled at law or in equity.

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Stryker Imaging Corporation
Stock Purchase Agreement

IN WITNESS WHEREOF, the Seller, the Company and the Purchaser have caused this Agreement to be signed, all as of the date first written above.

THE SELLER:

STRYKER CORPORATION

By:	/s/ Timothy J. Scannell
Name:	Timothy J. Scannell
Title:	Group President, MedSurg & Spine

THE COMPANY:

STRYKER IMAGING CORPORATION

By:	/s/ William R. Enquist
Name:	William R. Enquist
Title:	President

THE PURCHASER:

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin Dearborn
Name:	Justin Dearborn
Title:	CEO

Signature Page
Stryker Imaging Corporation
Stock Purchase Agreement